JEFFERSON BANCSHARES, INC. ANNOUNCES EARNINGS FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2010

Morristown, Tennessee -- (January 28, 2011) – Jefferson Bancshares, Inc.  (NASDAQ: JFBI), the holding company for Jefferson Federal Bank, announced net income for the quarter ended December 31, 2010 of $359,000, or $0.06 per diluted share, compared to a net loss of $415,000, or ($0.07) per diluted share, for the quarter ended December 31, 2009.  For the six months ended December 31, 2010, the Company reported net income of $618,000, or $0.10 per diluted share, compared to net income of $69,000, or $0.01 per diluted share, for the six months ended December 31, 2009.

Anderson L. Smith, President and Chief Executive Officer, commented, “We are cautiously optimistic about declining delinquencies and a lower level of non-performing loans.  However, we will continue to confront challenges due to weakness in the overall economy.  We recorded a loan loss provision totaling $950,000 for the quarter ended December 31, 2010 in recognition of uncertain collateral values and the risk of additional credit losses.  We continue to maintain a strong liquidity position and our regulatory capital ratios exceed those required to be considered “well capitalized” for regulatory purposes.”

Net interest income remained relatively unchanged at $4.4 million for the three months ended December 31, 2010 compared to $4.5 million for the same period in 2009.  The net interest margin was 3.20% for the three months ended December 31, 2010 compared to 3.21% for the same period in 2009. For the six months ended December 31, 2010, net interest income decreased $365,000, or 4.0%, to $8.8 million while the net interest margin declined 12 basis points to 3.14% compared to the same period in 2009.  The yield on interest-earning assets declined 70 basis points to 4.82% for the six months ended December 31, 2010 compared to 5.52% for the same period in 2009 due primarily to a shift from average loan balances into lower yielding investment and interest earning deposits. The cost of interest-bearing liabilities declined 62 basis points to 1.76% for the six months ended December 31, 2010 compared to the same period in 2009, due to lower market interest rates, a change in the mix of deposits and a lower level of Federal Home Loan Bank advances.

Noninterest income increased $640,000, or 79.6%, to $1.4 million for the three months ended December 31, 2010 compared to $804,000 for the same period in 2009 as a result of a $730,000 increase in gain on investment securities.  For the six months ended December 31, 2010, noninterest income increased $132,000, or 7.8%, to $1.8 million compared to the corresponding period in 2009 primarily due to an increase in gain on investment securities totaling $732,000 more than offsetting an increase in net losses on the disposition of other real estate owned (“OREO”) totaling $396,000.

Noninterest expense increased $42,000, or 1.0%, to $4.4 million for the three months ended December 31, 2010 and decreased $206,000, or 2.3%, to $8.7 million for the six months ended December 31, 2010 compared to the corresponding periods in 2009.  Noninterest expense for both the three and six months ended December 31, 2010 reflect full period efficiencies resulting from the integration of the Company’s acquisition of State of Franklin Bancshares, Inc., which was consummated on October 31, 2008.  Noninterest expense for both the three and six months ended December 31, 2010 was negatively impacted by an increase in OREO expense due to valuation adjustments and expenses related to the maintenance and disposition of foreclosed real estate.  OREO expense increased $777,000 to $1.1 million for the six months ended December 31, 2010 as compared to the corresponding period in 2009.

At December 31, 2010, total assets were $613.7 million compared to $630.8 million at June 30, 2010.  Investment securities decreased $16.8 million, or 26.7%, to $46.2 million at December 31, 2010 compared to $63.0 million at June 30, 2010, primarily due to calls of U.S. agency securities exceeding new purchases.  Net loans decreased $28.6 million to $405.8 million at December 31, 2010, compared to $434.4 million at June 30, 2010, due primarily to a combination of reduced loan demand and normal pay-downs on existing loans.  Reduced loan demand is primarily the result of continued economic weakness in the Bank’s market areas.

Total deposits increased $8.9 million to $488.1 million at December 31, 2010 compared to $479.2 million at June 30, 2010.  Time deposits increased $9.0 million, or 3.7%, to $249.2 million while transaction accounts remained stable at $239.0 million at December 31, 2010 compared to June 30, 2010.  The average cost of interest-bearing deposits for the three month period ended December 31, 2010 was 1.35% compared to 2.02% for the corresponding period in 2009.   Federal Home Loan Bank (“FHLB”) advances decreased $26.5 million to $58.3 million at December 31, 2010 compared to $84.8 million at June 30, 2010 as excess liquidity was used to repay FHLB advances with an average rate of 3.56%.  Although prepayment penalties totaling $190,000 were incurred in connection with the repayment of the advances, management believes the future savings in interest expense will more than offset the prepayment penalties.

The Bank continues to be well-capitalized under regulatory requirements. The Bank’s total risk-based capital ratio was 12.48% at December 31, 2010, compared to 11.61% at June 30, 2010 and 11.23% at December 31, 2009.  At December 31, 2010, the Company had 6,636,494 common shares outstanding with a book value of $8.51 per common share.

Nonperforming assets totaled $23.5 million, or 3.82% of total assets, at December 31, 2010, compared to $26.4 million, or 4.18% of total assets, at June 30, 2010.  Nonaccrual loans totaled $13.2 million at December 31, 2010 compared to $18.8 million at June 30, 2010.  Foreclosed real estate amounted to $9.9 million at December 31, 2010 compared to $6.9 million at June 30, 2010.  Net charge-offs for the six months ended December 31, 2010 were $2.7 million, or 1.24% of average loans annualized, compared to $1.4 million, or 0.56% of average loans annualized, for the comparable period in 2009.  Net charge-offs for the six months ended December 31, 2010 were primarily attributable to write-downs on OREO as weaknesses in local real estate markets continue to adversely impact collateral values.   The allowance for loan losses was $7.9 million, or 1.92% of total loans, at December 31, 2010 compared to $9.6 million, or 2.17% of total loans, at June 30, 2010. The provision for loan losses totaled $950,000 for the six months ended December 31, 2010, compared to $1.8 million for the six months ended December 31, 2009.   Although the Bank has experienced recent improvement in certain asset quality metrics, management expects asset quality to remain weak for the remainder of fiscal 2011.  The adequacy of the allowance for loan losses is evaluated monthly and adjusted as necessary to maintain an appropriate reserve for probable losses in the loan portfolio.  In addition, the Federal Deposit Insurance Corporation and Tennessee Department of Financial Institutions, as an integral part of their examination process, periodically review our allowance for loan losses and may require the Company to recognize adjustments to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

 Jefferson Bancshares, Inc. is the holding company for Jefferson Federal Bank, a Tennessee-chartered savings bank headquartered in Morristown, Tennessee.  Jefferson Federal Bank is a community oriented financial institution offering traditional financial services with offices in Hamblen, Knox, Washington and Sullivan Counties, Tennessee.  The Company’s stock is listed on the NASDAQ Global Market under the symbol “JFBI.”  More information about Jefferson Bancshares and Jefferson Federal Bank can be found at its website:  www.jeffersonfederal.com.

This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “planned,” “estimated,” “intend” and “potential.”  For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement.  Such factors include, but are not limited to:  prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.  The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Contacts:

Jefferson Bancshares, Inc.
Anderson L. Smith, President and Chief Executive Officer 423-586-8421
Jane P. Hutton, Chief Financial Officer 423-586-8421

JEFFERSON BANCSHARES, INC.

	At	At
	December 31, 2010	June 30, 2010
	(Dollars in thousands)

Financial Condition Data:
Total assets	$613,701	$630,770
Loans receivable, net	405,820	434,378
Cash and cash equivalents, and
interest-bearing deposits	95,416	69,303
Investment securities	46,191	62,989
Deposits	488,119	479,183
Repurchase agreements	294	944
FHLB advances	58,287	84,834
Subordinated debentures	7,077	7,021
Stockholders' equity	$56,454	$56,523

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009
	(Dollars in thousands, except per share data)

Operating Data:
Interest income	$6,630	$7,555	$13,486	$15,500
Interest expense	2,198	3,105	4,706	6,355
Net interest income	4,432	4,450	8,780	9,145
Provision for loan losses	950	1,509	950	1,809
Net interest income after
provision for loan losses	3,482	2,941	7,830	7,336
Noninterest income	1,444	804	1,834	1,702
Noninterest expense	4,387	4,345	8,740	8,946
Earnings before income taxes	539	(600)	924	92
Total income taxes	180	(185)	306	23
Net earnings	$359	(415)	$618	69

Share Data:
Earnings per share, basic	$0.06	$(0.07)	$0.10	$0.01
Earnings per share, diluted	$0.06	$(0.07)	$0.10	$0.01
Book value per common share	$8.51	$11.98	$8.51	$11.98
Weighted average shares:
Basic	6,197,757	6,215,304	6,201,670	6,215,909
Diluted	6,197,757	6,215,304	6,201,670	6,215,909

	Three Months Ended December 31,		Six Months Ended December 31,
	2010	2009	2010	2009
	(Dollars in thousands)

Allowance for Loan Losses:
Allowance at beginning of period	$8,748	$4,595	$9,649	$4,722
Provision for loan losses	950	1,509	950	1,809
Recoveries	94	23	102	48
Charge-offs	(1,847)	(947)	(2,756)	(1,399)
Net Charge-offs	(1,753)	(924)	(2,654)	(1,351)
Allowance at end of period	$7,945	$5,180	$7,945	$5,180

Net charge-offs to average outstanding
loans during the period, annualized	1.67%	0.78%	1.24%	0.56%

	At	At	At
	Dec. 31, 2010	June 30, 2010	Dec. 31, 2009
	(Dollars in thousands)

Nonperforming Assets:
Nonperforming loans	$13,155	$18,779	18,931
Nonperforming investments	376	731	579
Real estate owned	9,937	6,865	4,283
Other nonperforming assets	-	-	1

Total nonperforming assets	$23,468	$26,375	$23,794

	Six Months Ended	Year Ended
	December 31, 2010	June 30, 2010

Performance Ratios:
Return on average assets	0.20%	(3.65%)
Return on average equity	2.17%	(29.65%)
Interest rate spread	3.06%	3.18%
Net interest margin	3.14%	3.30%
Efficiency ratio	88.62%	83.93%
Average interest-earning assets to
average interest-bearing liabilities	104.89%	105.97%

Asset Quality Ratios:
Allowance for loan losses as a
percent of total gross loans	1.92%	2.17%
Allowance for loan losses as a
percent of nonperforming loans	60.40%	51.38%
Nonperforming loans as a percent
of total loans	3.18%	4.22%
Nonperforming assets as a percent
of total assets	3.82%	4.18%